EXHIBIT 99.1

DOC-3365

October 2, 2006

Mr. Eric Seidel, Chief Executive Officer

EAutoclaims

110 East Douglas Road

Oldsmar, FL 34677

Dear Eric:

RE: LETTER OF INTENT BETWEEN FIREMAN’S FUND INSURANCE COMPANY AND eAutoClaims for AUTO PHYSICAL DAMAGE RELATED SERVICES

This letter shall serve as a Letter of Intent (“LOI”) between Fireman’s Fund Insurance Company (“Fireman’s Fund”) and eAutoClaims (“Supplier”), together “the parties”, relating to the provision by Supplier of Auto Physical Damage claims-related services, including, but not limited to, a managed network of repair shops, estimate auditing services, desk appraisals and other related services (“Services”) as specifically agreed by the parties to be provided by Supplier to Fireman’s Fund.

The parties shall cooperate with each other and negotiate in good faith for a period of up to sixty (60) days following the execution of this LOI by both parties. During this 60-day period (hereinafter the “Negotiating Period”), the parties shall use good faith efforts to reach a complete agreement on all terms and conditions relating to the Services including the final Contractual Terms and Conditions, Statement of Work, Service Level Agreement, Pricing, and other applicable documents that will be incorporated into the final contract (collectively the “Definitive Agreement”).

The parties may extend the Negotiating Period by mutual written agreement up to a maximum of an additional thirty (30) days.

This LOI is effective as of the date it is signed by both parties (“Effective Date”) and shall remain in effect until the earlier of (i) the execution of the Definitive Agreement between the parties, or (ii) upon the expiration of the Negotiation Period.

Upon execution of this LOI by the parties, the parties shall promptly commence preliminary discussions, including planning and scoping services, in order for the parties to more fully identify and define the scope of services that may be the subject of any Definitive Agreement, should the parties be able to come to agreement on all of the applicable terms.

The parties acknowledge that this LOI does not commit either party to enter into a Definitive Agreement, should the parties ultimately not be able to agree on mutually acceptable terms. Unless otherwise set forth in an Amendment to this Letter of Intent or other such Agreement, this Letter of Intent does not obligate FFIC to compensate eAutoClaims in any way during this Negotiating Period. The parties also acknowledge that this Letter of Intent does not contain all of the details which shall be ultimately set forth in the Definitive Agreement, but that the parties shall work cooperatively to include all such details in the Definitive Agreement.

LOI

FINAL

DOC-3365

LETTER OF INTENT

October 2, 2006

In the event the parties are unable to arrive at a Definitive Agreement within the 60 day Negotiation Period, or such further period as extended by the parties in writing, neither party shall be liable to the other for any costs or expenses related hereto and the Letter of Intent shall be null and void.

AGREED TO BY:

FIREMAN’S FUND INSURANCE COMPANY	eAUTOCLAIMS

/s/ Paul M. Stachora	/s/ Eric Seidel
Signature	Signature

Paul M. Stachora	Eric Seidel
Name	Name

Senior Vice President	President/CEO
Title	Title

10/9/06	10/5/06
Date	Date

LOI

FINAL